UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 West Georgia, Suite 1030 Vancouver, B.C., Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 Entry into a Material Definitive Agreement

On April 27, 2020 and April 28, 2020, Achieve Life Sciences, Inc., a Delaware corporation (the “Company”), entered into subscription agreements (each a “Subscription Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement approximately 5,615,653 units (each, a “Unit”), each consisting of (i) one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a warrant to purchase 0.75 shares of Common Stock (the “Warrants”), at an offering price of $0.33 per Unit, for aggregate gross proceeds of approximately $1,853,165 (the “Offering”). Paulson Investment Company, LLC (the “Broker”), acted as the exclusive placement agent for the Offering and, pursuant to the placement agent agreement between the Company and the Broker (the “Placement Agent Agreement”), will receive a cash commission equal to 9% of the gross proceeds from the sale of the Units and will be issued a five (5) year warrant upon substantially similar terms as the Warrants to purchase a number of shares of Common Stock equal to 9% of the total number of shares of Common Stock sold in the Offering at an initial exercise price of $0.3795 per share (the “Broker Warrant”). The net proceeds to the Company, after deducting Broker expenses and commissions and estimated offering expenses payable by the Company will be approximately $1.6 million.

Each Warrant is exercisable beginning on October 27, 2020, the six (6) month anniversary of the initial closing date of the Offering (the “Initial Exercise Date”), through the Warrant expiration date, which is the five (5) year anniversary of the initial closing date of the Offering. The Warrants issued pursuant to Subscription Agreements executed on April 27, 2020 are exercisable at a price per share of Common Stock of $0.362, subject to adjustment, and the Warrants issued pursuant to Subscription Agreements executed on April 28, 2020 are exercisable at a price per share of Common Stock of $0.366. Additionally, subject to certain exceptions, if, after the Initial Exercise Date, (i) the volume weighted average price of the Common Stock for each of 30 consecutive trading days (the “Measurement Period”), which Measurement Period commences on the closing date, exceeds 300% of the exercise price (subject to adjustments for stock splits, recapitalizations, stock dividends and similar transactions), (ii) the average daily trading volume for such Measurement Period exceeds $500,000 per trading day and (iii) certain other equity conditions are met, and subject to a beneficial ownership limitation, then the Company may call for cancellation of all or any portion of the Warrants then outstanding.

Pursuant to the Subscription Agreements, on April 27, 2020 and April 28, 2020, the Company entered into registration rights agreements (the “Registration Rights Agreement”) with the Purchasers, under which the Company is required to file a registration statement within 60 days following the final closing date of the Offering (the “Registration Statement”). The Registration Statement will register the resale of the Common Stock and the shares of Common Stock issuable upon exercise of the Warrants and Broker Warrant (together, the “Registrable Securities”). The Registration Rights Agreement requires that the Company maintain the Registration Statement’s effectiveness until the earlier of the date that (i) the Registrable Securities have been sold or (ii) the Registrable Securities may be sold without any restrictions pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”).

The foregoing summaries of the Warrants, the Placement Agent Agreement, the Subscription Agreements and the Registration Rights Agreement, do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 4.1, 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

ITEM 3.02 Unregistered Sales of Equity Securities

The disclosure required by this Item 3.02 and included in Item 1.01 is incorporated into this Item 3.02 by reference.

The Company offered and sold the Units and the shares of Common Stock underlying the Warrants and Broker Warrant in reliance on Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

ITEM 8.01 Other Events

On April 30, 2020, the Company issued a press release announcing the Offering, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant.

10.1	Placement Agent Agreement dated as of April 19, 2020, by and between Achieve Life Sciences, Inc. and Paulson Investment Company, LLC.

10.2	Form of Subscription Agreement.

10.3	Form of Registration Rights Agreement.

99.1	Press release of Achieve Life Sciences, Inc. dated April 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: April 30, 2020	By:	/s/ John Bencich
Name: John Bencich
Title: Chief Financial Officer